Exhibit 10.26
Attachment I
     RESOLVED, that each nonemployee member of the Company’s Board of Directors shall receive compensation in the amount and manner described in Exhibit I1, attached, for service on the Board effective 1 October 2006; and that all prior resolutions with respect to compensation of nonemployee directors are hereby revoked.
APCI BOARD OF DIRECTORS
21 September 2006

Exhibit I1

Compensation Program
for Nonemployee Directors
a.	Each director shall be paid an annual retainer of $50,000 for serving as a member of the Board of Directors and any Board Committee(s), which retainer shall be payable in quarterly installments at the end of each quarter. Fifty percent of this retainer will be paid by the Company in the form of a credit to the directors’ Air Products Stock Account and converted to deferred stock units under the Deferred Compensation Program for Directors.

b.	Each director who serves as the Chairman of a Board Committee shall be paid an additional annual retainer of $10,000, which retainer shall be payable in quarterly installments.

c.	Each director shall be paid a meeting fee of $2,000 per Board or Committee meeting attended.*/

d.	Deferred stock units with a targeted dollar value of $100,000 shall be credited to each director’s Air Products Stock Account under the Deferred Compensation Program for Directors (i) effective as of the date the director first serves on the Board, and (ii) annually, notwithstanding the date of first service, for directors continuing in office after the Annual Meeting of Shareholders, effective as of the day of the Annual Meeting. The number of units to be credited will be determined based on the Fair Market Value of a share of common stock of the Company as determined under the Program on the date credited, rounded up to the nearest whole share unit.

e.	Directors shall be reimbursed for out-of-pocket expenses incurred in attending regular and special meetings of the Board and Board Committees and any other business function of the Company at the request of the Chairman of the Board. Expenses will be reimbursed as submitted.**/

*/	For purposes of administering these provisions, a director will be considered to have attended any meeting for which he or she was present in person or by secure telephone conference call for substantially all of the meeting, as determined by the Corporate Secretary. Members of the Audit Committee who participate with management and/or the independent auditors to review such things as quarterly earnings releases and registration statements as required by law or listing standard will also receive the meeting fee. Directors who meet with a constituent or other third party on behalf of the Company and at the request of the Chief Executive Officer will also receive the meeting fee.

**/	Directors are reimbursed at the rate of $.445 per mile or such rate as is published by the Internal Revenue Service for use of their personal cars in connection with Company business. Directors using personal aircraft or private carrier will be reimbursed for such expenses at a rate equivalent to first-class air fare of scheduled carriers.